Tech/Ops Sevcon Inc.
155 Northboro Road
Southborough, MA 01772
Telephone (508) 281 5510

News Release
For release: Immediately
For further information contact: Paul McPartlin


TECH/OPS SEVCON REPORTS FIRST QUARTER RESULTS

Southborough, Mass. January 23, 2007. Tech/Ops Sevcon, Inc. (AMEX symbol TO) reported that sales for the first fiscal quarter ended December 30, 2006 increased by 5% to $8,266,000 compared with $7,821,000 last year. However, the weakness of the US dollar compared to European currencies accounted for a 6% increase in reported sales and underlying volumes were down 1%. While the Company achieved sales increases in the fork lift truck, airport ground support and other electric vehicle markets these were offset by lower shipments to the US aerial lift sector.

The weakness of the US dollar negatively affected gross margins, which were 36.4% of sales compared to 39.0% in the first quarter of the prior year. With operating expenses in line with last year, operating income for the first quarter was down by $40,000 to $204,000. There was a currency exchange loss of $67,000 in the first quarter of this year compared to a currency gain of $22,000 in last year's first quarter.

Net income for the quarter was $88,000, or $.03 per diluted share, compared with $160,000, or $.05 per diluted share, in last year's first quarter.

Tech/Ops Sevcon, Inc. is a world leader in the design, manufacture and marketing of microprocessor based controls for electric vehicles. The controls are used to vary the speed and movement of vehicles, to integrate specialized functions, and to prolong the shift life of the vehicles' batteries. Sevcon supplies customers throughout the world from its operations in the United Kingdom, the USA, France, and the Far East, and through an international dealer network. The Company's customers are manufacturers of fork lift trucks, aerial lifts,mining vehicles, airport tractors, sweepers, and other battery powered vehicles.

First Quarter 2007 Financial Highlights (unaudited)
(in thousands except per share data)

                                    Three months ended
                                    ------------------
                              December 30      December 31
                                     2006             2005
                              -----------      -----------
Net sales                          $8,226           $7,821
                              -----------      -----------
Operating income                      204              244
Income before income taxes            134              246
Net income                         $   88           $  160
                              -----------      -----------
Basic income per share             $  .03           $  .05
                              -----------      -----------
Diluted income per share           $  .03           $  .05
                              -----------      -----------
Cash dividend per share            $  .03           $  .03
                              -----------      -----------
Average shares outstanding          3,147            3,127
                              -----------      -----------


Summarized Balance Sheet Data
(in thousands of dollars)

                                            December 30,      September 30,
                                                    2006               2006
                                             (unaudited)      (derived from
                                                                    audited
                                                                 statements)
                                              -----------      -------------
Cash and cash equivalents                         $1,626             $1,290
Receivables                                        6,213              6,187
Inventories                                        4,633              4,717
Prepaid expenses and other current assets            875                847
                                              -----------      -------------
Total current assets                              13,347             13,041
Long-term assets                                   5,863              5,611
                                              -----------      -------------
Total assets                                     $19,210            $18,652

Current liabilities                               $5,756             $5,673
Liability for pension benefits                     2,992              2,886
Deferred taxes and other long-term liabilities        59                 56
Stockholders' equity                              10,403             10,037
                                              -----------      -------------
Total liabilities and stockholders' investment   $19,210            $18,652
                                              -----------      -------------